EXHIBIT 99.1

For Immediate Release

Contact:	Willing L. Biddle, President and CEO or
John T. Hayes, CFO
Urstadt Biddle Properties, Inc.
(203) 863-8200

Urstadt Biddle Properties Inc. Announces Completion of Sale
Of Five Town Plaza Shopping Center in Springfield, Massachusetts

GREENWICH, CONNECTICUT—September 25, 2014—Urstadt Biddle Properties Inc. (NYSE: UBA and UBP), a real estate investment trust, announced today that is has completed the sale of its 328,000 square foot retail shopping center located in Springfield, Massachusetts known as the "Five Town Plaza Shopping Center".  The property was sold to an institutional real estate company for an all cash price of $31,007,400.  The sale of Five Town Plaza will complete a tax-deferred reverse exchange, the down-leg of which was the recently completed purchase of two retail properties in Greenwich, Connecticut for a purchase price of $47.4 million. The company will use the proceeds of the sale to repay existing borrowings on its unsecured revolving credit facility that were made in connection with the purchase of the Greenwich properties.  The company estimates that it will record, for financial reporting purposes, a gain on sale of the property of approximately $24 million in its fiscal fourth quarter ending October 31, 2014.

Commenting on the sale, Willing L. Biddle, UBP's President and Chief Executive Officer said, "Our company had owned Five Town Plaza since the early 1970's.  The change in anchor tenants has been a reflection of the changing retail environment over the years.  The original supermarket anchor was Mott's ShopRite which was replaced by A&P, and subsequently the current Big Y Supermarket.  The original discount department store anchor was W.T. Grant, which was replaced by Caldor's, then Spag's, and more recently the current Burlington Coat Factory.  Our company was able to reinvest the proceeds of the sale into two primarily retail properties located in Greenwich, CT.  One property is a CVS anchored 48,000 sf property located on the Boston Post Road (Route 1) in the Cos Cob section of Greenwich and the other is a 40,000 sf property anchored by a Kings Supermarket located adjacent to the train station in the Old Greenwich section of Greenwich.  We believe that the long term growth prospects of exceptionally well located grocery and drug store anchored properties in Greenwich, CT will be superior to that of a legacy property in Springfield, MA and thus we took the opportunity to pare and upgrade our portfolio. This continues our effort to upgrade any properties in our portfolio that we feel do not meet our long term investment objectives, which earlier this year included the sale of our two non-core industrial properties and our two Queens County-New York City street retail properties."

Urstadt Biddle Properties Inc. is a self-administered equity real estate investment trust which owns or has equity interests in 68 properties containing approximately 4.8 million square feet of space.  Listed on the New York Stock Exchange since 1970, it provides investors with a means of participating in ownership of income-producing properties. It has paid 179 consecutive quarters of uninterrupted dividends to its shareholders since its inception and has raised total dividends to its shareholders for the last 20 consecutive years.

Certain statements contained herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.